News Release
For Immediate Release: August 11, 2026

H&R Block Reports Fiscal 2026 Results and Enters Fiscal 2027 with Confidence
- Delivered Revenue Growth of 5% -
- Generated Strong Operating Cash Flow, Up 23% -
- Returned $714 Million to Shareholders via Dividends and Share Repurchases -
- Raises Quarterly Dividend by 10% -

KANSAS CITY, MO., August 11, 2026 (GLOBE NEWSWIRE) -- H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2026 year ended June 30, 2026.
"Fiscal 2026 provided meaningful evidence that the strategic choices we are making are strengthening H&R Block," said Curtis Campbell, president and chief executive officer. "The results we delivered reflect continued progress in the quality of our business, improvements in the mix of our client base, and evidence that our testing and experimentation are accelerating our ability to learn, adapt, and scale what works. Together, they reinforce the value of our expert-led, technology-enabled strategy and give us confidence in the opportunities ahead."
Fiscal 2026 Results and Key Financial Metrics
"Fiscal 2026 was a year of meaningful progress for H&R Block. Strong execution drove accelerating revenue growth, margin expansion, and higher operating cash flow generation, while reinforcing our ability to strengthen client outcomes and deliver disciplined returns to shareholders," said Tiffany Mason, chief financial officer. "Entering fiscal 2027, we are well positioned to build on this momentum and continue delivering meaningful long-term value."
Total revenue of $3.95 billion increased by $184.4 million, or 4.9%, versus the prior year. The increase was primarily the result of higher net average charge (NAC) and company-owned volume in U.S. assisted tax preparation, growth in international revenue, and an increase in Wave subscription revenue and payments volume.
Total operating expenses of $3.0 billion increased by $104.7 million, or 3.6%, versus the prior year. The increase was primarily due to higher field wages as a result of increased assisted tax preparation revenue, and higher occupancy costs and technology-related expenses.
Net income from continuing operations increased by $126.9 million, or 20.8%, to $736.3 million, and earnings per share from continuing operations2 increased 28.7% to $5.69.
During the third quarter, the Company recognized a one-time non-cash tax benefit related to the resolution of an IRS examination. The $84.1 million benefit reduced income tax expense, providing a $0.65 benefit to earnings per share for fiscal 2026.
Adjusted net income from continuing operations2 increased by $44.7 million, or 6.9%, to $688.0 million, and adjusted earnings per share from continuing operations2 increased 13.9% to $5.31 driven by fewer shares outstanding from share repurchases and higher adjusted net income.

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted net income, adjusted earnings per share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Capital Allocation
▪The Company announced today that the Board of Directors increased the quarterly dividend by 10%, representing nine consecutive annual increases. The quarterly cash dividend is now $0.46 per share, payable on October 6th to shareholders of record as of September 3rd.
▪In fiscal 2026, the Company repurchased and retired approximately 10.5 million shares, or 7.9% of shares outstanding, at an aggregate price of $500.3 million, or $47.48 per share.
▪The Company has approximately $600 million remaining on its $1.5 billion share repurchase program.
▪During fiscal 2026, the Company returned a total of $713.7 million to shareholders via dividends and share repurchases as part of its disciplined capital allocation priorities.
H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has returned more than $5.2 billion to shareholders in the form of dividends and share repurchases, buying back over 48% of its shares outstanding3.
Fiscal Year 2027 Outlook
For fiscal year 2027, the Company expects:
▪Revenue to be in the range of $4.11 to $4.16 billion.
▪Adjusted EBITDA4 to be in the range of $1.11 to $1.14 billion.
▪Effective tax rate to be approximately 23%.
▪Adjusted Diluted Earnings Per Share4 to be in the range of $6.04 to $6.24.
Conference Call & Webcast
The Company will host a conference call for analysts and investors to discuss fourth quarter 2026 results at 4:30 p.m. ET on Tuesday, August 11, 2026. To join live, participants must register at https://register-conf.media-server.com/register/BI60bdfcc5143e4b4bab4f944036d27add. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/yc868747/lan/en and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."

3 Shares outstanding calculated as of April 30, 2016.
4Adjusted Diluted EPS and Adjusted EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information

Investor Relations:	Jessica Hazel, (816) 854-4214, jessica.hazel@hrblock.com
Media Relations:	Media Desk, mediadesk@hrblock.com

TABLE FOLLOWS

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended June 30,		Year ended June 30,
	2026	2025	2026	2025
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$714,197	$686,009	$2,560,895	$2,413,229
Royalties	46,290	49,565	185,429	192,877
DIY tax preparation	148,821	152,092	384,618	383,738
Refund Transfers	23,716	22,297	145,132	137,526
Peace of Mind® Extended Service Plan	30,524	32,459	84,611	87,326
Tax Identity Shield®	17,334	14,973	34,185	29,920
Other	21,657	18,103	62,978	58,318
Total U.S. tax preparation and related services	1,002,539	975,498	3,457,848	3,302,934
Financial services:
Emerald Card® and SpruceSM	12,249	13,719	68,815	72,888
Interest and fee income on Emerald Advance®	2,009	2,364	30,653	28,958
Total financial services	14,258	16,083	99,468	101,846
International	94,884	89,889	265,382	246,993
Wave	33,188	29,541	122,694	109,222
Total revenues	$1,144,869	$1,111,011	$3,945,392	$3,760,995
Compensation and benefits:
Field wages	255,261	244,785	996,666	927,360
Other wages	79,801	76,312	310,788	306,999
Benefits and other compensation	61,772	61,998	256,574	250,729
	396,834	383,095	1,564,028	1,485,088
Occupancy	117,499	112,842	457,199	438,868
Marketing and advertising	69,086	64,298	277,811	285,800
Depreciation and amortization	31,998	29,580	122,440	116,827
Bad debt	12,074	11,959	75,901	74,584
Other	140,606	137,958	540,327	531,858
Total operating expenses	768,097	739,732	3,037,706	2,933,025

Other income (expense), net	11,736	12,331	26,813	31,546
Interest expense on borrowings	(15,524)	(15,828)	(80,611)	(78,113)
Income from continuing operations before income taxes	372,984	367,782	853,888	781,403
Income taxes	78,512	67,373	117,570	171,953
Net income from continuing operations	294,472	300,409	736,318	609,450
Net loss from discontinued operations	(792)	(970)	(2,722)	(3,677)
Net income	$293,680	$299,439	$733,596	$605,773

DILUTED EARNINGS PER SHARE:
Continuing operations	$2.31	$2.21	$5.69	$4.42
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Consolidated	$2.30	$2.20	$5.66	$4.39

WEIGHTED AVERAGE DILUTED SHARES	126,989	135,518	128,866	137,340

Adjusted diluted EPS(1)	$2.38	$2.27	$5.31	$4.66
EBITDA(1)	$420,506	$413,190	$1,056,939	$976,343

(1)     All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of June 30,	2026	2025

ASSETS
Cash and cash equivalents	$958,706	$983,277
Cash and cash equivalents - restricted	19,195	19,862
Receivables, net	58,248	63,621
Prepaid expenses and other current assets	89,408	95,788
Total current assets	1,125,557	1,162,548
Property and equipment, net	141,456	135,068
Operating lease right of use asset	597,641	521,215
Intangible assets, net	266,986	259,412
Goodwill	812,543	802,053
Deferred tax assets and income taxes receivable	239,745	317,691
Other noncurrent assets	72,423	65,911
Total assets	$3,256,351	$3,263,898
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$156,330	$144,046
Accrued salaries, wages and payroll taxes	121,878	107,375
Accrued income taxes and reserves for uncertain tax positions	266,184	296,244
Current portion of long-term debt	—	349,893
Operating lease liabilities	228,760	209,203
Deferred revenue and other current liabilities	220,273	191,849
Total current liabilities	993,425	1,298,610
Long-term debt	1,491,493	1,143,305
Deferred tax liabilities and reserves for uncertain tax positions	163,660	306,134
Operating lease liabilities	382,100	322,847
Deferred revenue and other noncurrent liabilities	108,185	104,106
Total liabilities	3,138,863	3,175,002
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,538	1,644
Additional paid-in capital	784,363	766,998
Accumulated other comprehensive loss	(64,088)	(47,755)
Retained earnings	30,782	12,061
Less treasury shares, at cost	(635,107)	(644,052)
Total stockholders' equity	117,488	88,896
Total liabilities and stockholders' equity	$3,256,351	$3,263,898

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended June 30,	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$733,596	$605,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,440	116,827
Provision for credit losses	64,878	65,191
Deferred taxes	13,996	(34,612)
Stock-based compensation	30,478	32,503
Changes in assets and liabilities, net of acquisitions:
Receivables	(69,094)	(62,247)
Prepaid expenses and other current and noncurrent assets	(5,324)	3,183
Accounts payable, accrued expenses, salaries, wages and payroll taxes	13,565	(23,009)
Deferred revenue, other current and noncurrent liabilities	33,529	(1,575)
Income tax receivables, accrued income taxes and income tax reserves	(97,079)	(20,613)
Other, net	(2,290)	(538)
Net cash provided by operating activities	838,695	680,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,614)	(82,034)
Payments made for business acquisitions, net of cash acquired	(57,639)	(35,518)
Franchise loans funded	(18,453)	(21,705)
Payments from franchisees	28,097	23,786
Other, net	5,800	10,098
Net cash used in investing activities	(124,809)	(105,373)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(2,375,000)	(1,950,000)
Proceeds from line of credit borrowings	2,375,000	1,950,000
Repayments of long-term debt	(350,000)	—
Proceeds from issuance of long-term debt	346,980	—
Dividends paid	(211,005)	(197,330)
Repurchase of common stock, including shares surrendered	(512,905)	(437,133)
Other, net	(7,290)	(12,980)
Net cash used in financing activities	(734,220)	(647,443)

Effects of exchange rate changes on cash	(4,904)	(121)

Net increase (decrease) in cash and cash equivalents, including restricted balances	(25,238)	(72,054)
Cash, cash equivalents and restricted cash, beginning of the year	1,003,139	1,075,193
Cash, cash equivalents and restricted cash, end of the year	$977,901	$1,003,139

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$202,134	$226,820
Interest paid on borrowings	76,728	74,639
Accrued additions to property and equipment	3,996	2,591
Accrued dividends payable to common shareholders	52,627	50,208

				(in 000s)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2026	2025	2026	2025

Net income - as reported	$293,680	$299,439	$733,596	$605,773
Discontinued operations, net	792	970	2,722	3,677
Net income from continuing operations - as reported	294,472	300,409	736,318	609,450
Add back:
Income taxes	78,512	67,373	117,570	171,953
Interest expense	15,524	15,828	80,611	78,113
Depreciation and amortization	31,998	29,580	122,440	116,827
	126,034	112,781	320,621	366,893
EBITDA from continuing operations	$420,506	$413,190	$1,056,939	$976,343

	(in 000s, except per share amounts)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURES - ADJUSTED NET INCOME AND ADJUSTED EPS	2026	2025	2026	2025

Net income from continuing operations - as reported	$294,472	$300,409	$736,318	$609,450
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,469	11,357	46,870	44,673
Discrete tax impact of IRS examination settlements	—	—	(84,113)	—
Tax effect of adjustments(1)	(2,738)	(2,754)	(11,119)	(10,865)
Adjusted net income from continuing operations	$304,203	$309,012	$687,956	$643,258

Diluted earnings per share from continuing operations - as reported	$2.31	$2.21	$5.69	$4.42
Adjustments, net of tax	0.07	0.06	(0.38)	0.24
Adjusted diluted earnings per share from continuing operations	$2.38	$2.27	$5.31	$4.66

(1) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to material discrete tax impacts of IRS examination settlements, amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures, such as organizational restructuring initiatives and legal settlements, when such items are not indicative of our ongoing operating performance.

We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted net income from continuing operations, and adjusted diluted earnings per share from continuing operations. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.